EXHIBIT R(3)

CONSENT

I hereby consent to the use of my Certificate dated August 16, 2004 in the Prospectus included in the Registration Statement or amendment thereto filed by Queensland Treasury Corporation and the Treasurer on behalf of the Government of Queensland with the United States Securities and Exchange Commission.

By	/S/ GRAEME GARRETT
Graeme Garrett
Team Leader, Corporate Services Queensland Treasury Corporation

Date: December 14, 2004